As filed with the Securities and Exchange Commission on December 7, 1998

                                          Registration No. 333-

==========================================================================

                            UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, DC 20549

                              FORM S-8

                     REGISTRATION STATEMENT UNDER
                      THE SECURITIES ACT OF 1933

                SAFE TECHNOLOGIES INTERNATIONAL, INC.
            (name of small business issuer in its charter)

      Delaware                                              22-2824492
(State of jurisdiction                                   (I.R.S. Employer
 or incorporation or organization)                      Identification No.)


                       249 Peruvian Avenue
                    Palm Beach, Florida 33480
             (Address of Principal Executive Office)

              Safe Technologies International, Inc.
                    1998 Stock Incentive Plan
                     (Full Title of the Plan)

                         Barbara L. Tolley
              Safe Technologies International, Inc.
                        249 Peruvian Avenue
                    Palm Beach, Florida 33480
                          (561) 832-2700

   (Name, address and telephone number of agent for service)

               CALCULATION OF REGISTRATION FEE

                                      Proposed Maximum
                                 ------------------------
Title of Each Class    Amount       Offering    Aggregate
of Securities to be    to be        Price Per   Offering      Amount of
     Registered     Registered (1)  Share (2)   Price (3)  Registration Fee
------------------- --------------  ---------  ----------  ----------------
Common Stock (4)    30,000,000       $0.049   $1,470,000      $408.66

Total Registration Fee                                        $408.66
---------------------------------------------------------------------------

(1)This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Safe Technologies International, Inc. - Year 2000 Stock Award Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2) Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, the maximum offering price per share and in the aggregate, and the registration fee were calculated based upon the average of the bid and ask prices of the Company's Common Stock on December 2 1999, as reported on the OTC Bulletin Board.

(3) Represents 30,000 shares of Common Stock to be granted as Stock Awards under Safe Technologies International, Inc. - Year 2000 Stock Award Plan.

 EXPLANATORY NOTE

Safe Technologies International, Inc. ("Safe Tec," "we" or "us") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act") to register 30,000,000 shares of our common stock, which will be awarded to eligible persons under our Year 2000 Stock Award Plan ("Plan").

PART I.  INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan Information.

Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"), we will distribute an information statement containing the information specified in Part I of Form S-8 (an "Information
Statement") to participants under our Stock Award Plan.    Such Information
Statement, taken together with the documents incorporated by reference herein pursuant to Item 3 of Part II below, constitutes a prospectus meeting the requirements of Section 10(a) of the Securities Act, and such Information Statement is hereby incorporated by reference in this Registration Statement.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by referenced is considered to be part of this Registration Statement. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the shares covered by this Registration Statement have been sold or deregistered:

(a)  our Annual Report on Form 10-KSB for the fiscal year ended
December 31, 1998.

(b)  our Quarterly Reports on Form 10-QSB for the quarters ended
March 31, 1998, June 30, 1999 and September 30, 1999.

(c) our Current Reports on Form 8-K filed on January 6, 1999, January 12, 1999, January 21, 1999, February 2, 1999, February 8, 1999,
February 23, 1999, March 9, 1999; March 11, 1999, March 26, 1999,,
March 31, 1999, April 13, 1999, June 2, 1999, July 1, 1999, July
16, 1999, August 11, 1999, August 24, 1999, October 5, 1999,
October 13, 1999 and November 4, 1999.

(d) The description of our common stock which is contained in our registration statement on Form 8-A filed on May 11, 1989 and all amendments thereto and reported filed for the purpose of updating such descriptions.

ITEM 4.  DESCRIPTION OF SECURITIES.

The Company's Common Stock is registered pursuant to Section 12 of the Exchange Act, and therefore, the description of securities is omitted.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

As a Delaware corporation, we are subject to the Delaware General
Corporation, Law, Section 102(b)(7), which provides that a corporation may eliminate or limit personal liability of members of its Board of Directors for monetary damages for breach of a director's fiduciary duty of care in its certificate of incorporation. The elimination or limitation does not apply where there has been a breach of the duty of loyalty, failure to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was deemed illegal or obtaining an improper personal benefit. Our Certificate of Incorporation contains comparable provisions.

Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. Our Bylaws contain comparable provisions.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8.  EXHIBITS.

5.1 Opinion of English, McCaughan & O'Bryan, P.A. as to the legal of securities being registered.

10.1  Safe Technologies International, Inc. - Year 2000 Stock Award
Plan.
23.1  Consent of Sewell & Company, PA

23.2  Consent of English, McCaughan & O'Bryan, P.A. (contained in
Exhibit 5.1).

ITEM 9.  UNDERTAKINGS.

A.  We hereby undertake to:

(1) File, during any period in which we offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the Shares remain unsold at the end of the offering.

B. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's Annual Report pursuant to
Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Safe Tec pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Safe Tec of expenses incurred or paid by a director, officer or controlling person of Safe Tec in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Safe Tec will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1993, as amended, Safe Tec certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach, State of Florida, on this 7th day of December, 1999.

SAFE TECHNOLOGIES INTERNATIONAL, INC.


By:/s/ Barbara L. Tolley
Barbara L. Tolley
Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933 as amended, this Registration Statement on Form S-8 (the "Registration Statement") has been signed by the following person in the capacities and on the dates indicated.

     Signature                       Title                      Date
     ---------                       -----                      ----
/s/ Barbara L. Tolley         Chief Executive Officer       December 7, 1999
Barbara L. Tolley             and Director

/s/ Michael A. Bhathena       Vice President and            December 7, 1999
Michael L. Bhathena           Chief Information Officer

/s/ Bradford L. Tolley        Treasurer and Secretary       December 7, 1999
Bradford L. Tolley

/s/ Jack W. Tolley            Director                      December 7, 1999
Jack W. Tolley

/s/ Charles N. Martin         Director                      December 7, 1999
Charles N. Martin

/s/ Robert L. Alexander       Director                      December 7, 1999
Robert L. Alexander

                                   EXHIBIT INDEX

Exhibit                 Description
-------                 -----------
5.1          Opinion of English, McCaughan & O'Bryan, P.A.

10.1         Safe Technologies International, Inc. - Year 2000 Stock Award
Plan

23.1         Consent of Sewell and Company, PA

23.2         Consent of English, McCaughan & O'Bryan, P.A.
             (contained in Exhibit 5.1)